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                                                                   EXHIBIT 10.36

                                   2005 - 2007
                           EXECUTIVE PERFORMANCE PLAN
                                  PLAN SUMMARY

AWARDS: The Performance Shares will be earned on the Vesting Date (as defined below) only to the extent that the Internal Net Sales Growth goal threshold described in a letter to you (the "Letter") for the Performance Period is exceeded, with any unearned Performance Shares being forfeited without notice on the Vesting Date. Internal Net Sales Growth is defined as the Compound Annual Growth Rate (CAGR) as calculated by the Company over the Performance Period after adjustments for foreign currency exchange and excluding any individual acquisitions and divestitures over US $30 million (or the equivalent in other currencies).

PERFORMANCE PERIOD: The Company's 2005-2007 fiscal years.

VESTING: Performance Shares are earned and vest on the third anniversary of the grant date (the "Vesting Date"). Employees who die, are Disabled or Retire (as defined in the 2003 Long-Term Incentive Plan (the "Plan")) prior to the Vesting Date will continue to vest and will be eligible for a full un-prorated award upon vesting. Recipients will forfeit, without further notice and effective as of their date of termination any unvested Performance Shares if their employment terminates prior to the Vesting Date for any reason other than death, Disability or Retirement.

CHANGE OF CONTROL: NOTWITHSTANDING THE ABOVE, In the event of a Change of Control (as defined in the Plan), all Performance Units will be considered fully earned and will be payable at target in cash as promptly as practicable following the Change of Control. The Compensation Committee may adjust the Performance Shares earned to the extent the actual Internal Net Sales Growth to that date exceeds the target specified in your Letter, as such may be adjusted as described in the "Award" section above but in no case will the Performance Shares earned be less than the target.

DIVIDENDS: Dividends are not paid on Performance Shares. After the Performance Shares are vested and shares of the Company's Common Stock are delivered to the participant soon after the Vesting Date, dividends will be paid prospectively on all shares of the Company's common stock if and when declared by the Board of Directors.

VOTING: Performance Shares are not entitled to any voting rights. After the Performance Shares are vested and shares of the Company's common stock are delivered to the participant soon after the Vesting Date, the participant will be entitled to voting rights on the shares of the Company's common stock.

TAXES: Taxes will be due when the Performance Shares vest based on the Fair Market Value (as defined in the Plan) of the shares on the Vesting Date. In the year of vesting, taxes will be reported on the appropriate tax reporting forms (W2 in the U.S., T4 in Canada). Employees will be deemed to have elected to pay the taxes owed by allowing the Company to withhold shares on the Vesting Date (and delivering to the participant the net shares of the Company's common stock) at the statutory minimum unless an election is made prior to the Vesting Date to pay the taxes in cash. Taxes include Federal, social insurance or FICA taxes, state and local, if applicable and as required by local requirements.

ADMINISTRATION: Soon after the Vesting Date, the number of net shares of the Company's common stock earned will be deposited into a Wells Fargo account. After the shares are delivered following the Vesting Date, participants can contact Wells Fargo at 1-877-910-5385 for customer service.

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COMMUNICATION: Target awards will be communicated to employees during the salary planning communication in late February and early March, when other pay decisions such as merit increase, bonus and stock option award are communicated. A plan summary will be included with this communication. Immediately prior to the Vesting Date, participants will receive confirmation of the actual number of Performance Shares earned. Participants will also receive a notice shortly before vesting that explains procedures for paying the withholding in shares.

REGISTRATION: Upon issuance, shares of the Company's common stock will be registered in the employee's name. Employees can change the registration of the shares by calling Wells Fargo.

DISPOSITION AT VESTING: After the shares of the Company's common stock are delivered, participants can leave the shares with Wells Fargo, ask Wells Fargo to sell the shares, have a certificate issued to the participant or have the shares electronically transferred to another broker.

BENEFITS: Income from the Executive Performance Plan will not be included in earnings for the purposes of determining benefits, including pension, S&I, disability, life insurance and other survivor benefits.

INSIDERS: After the performance units vest and are delivered in shares, insiders cannot dispose of the EPP shares without prior approval of the Legal Department.

OTHER PLAN PROVISIONS: The Executive Performance Plan was adopted under the 2003 Plan and is subject to all the provisions of the Plan, including those related to the ability of the Board of Directors to amend the Plan, the Executive Performance Plan or any awards thereunder. Nothing in this summary or the Executive Performance Plan or the Plan shall confer upon the participant any right of continued employment.

  This plan summary is subject to the actual plan document and any additional terms and conditions as determined by the Compensation Committee of the Board of
                                   Directors.

Rev. 2/16/2005 JM